Exhibit 99.1

November 4, 2020	Edward Vallejo
Vice President, Investor Relations
856-955-4445
edward.vallejo@amwater.com

Maureen Duffy
Senior Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com
AMERICAN WATER REPORTS THIRD QUARTER 2020 RESULTS

Increases 2020 Earnings Guidance

•Third quarter 2020 diluted earnings were $1.46 per share, compared to $1.33 per share in 2019, a 9.8% increase. For the nine months ended September 30, 2020, diluted earnings were $3.11 per share, compared to $2.89 per share for the same period in 2019, a 7.6% increase.

◦Quarter and year-to-date results reflect an estimated favorable impact of $0.06 per share and $0.10 per share, respectively, from warmer and drier weather in 2020, compared to 2019

◦Quarter results reflect an estimated favorable impact of $0.03 per share and year-to-date results reflect an estimated unfavorable impact of $0.02 per share from changes in customer revenue and impacts on the Homeowner Services Group resulting from the COVID-19 pandemic

◦Quarter and year-to-date results also reflect a favorable impact from depreciation not recorded as required by assets held for sale accounting of $0.01 per share and $0.04 per share, respectively

•2020 earnings guidance range increased to $3.87 to $3.93 per share from $3.79 to $3.89 per share
CAMDEN, N.J., November 4, 2020 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended Sept 30, 2020.
“American Water continues to provide essential services to the communities we serve, and our employees again delivered a strong third quarter with 2020 earnings up 9.8% per share compared to 2019 results,” said Walter Lynch, president and CEO of American Water. “Our third quarter results demonstrate that we continue to grow our business through the consistent, disciplined execution of our strategies.
We invested a total of $450 million during the quarter, the majority of which was in our Regulated Businesses, to better serve our customers, and added more than 47,000 customers to date through closed acquisitions and organic growth,” continued Lynch. “We also have the honor of expanding our service to our nation’s military by being awarded the water and wastewater contract with Joint Base Lewis-McChord, continuing our strong partnership with the Department of Defense.”

PRESS RELEASE	1	www.amwater.com

Consolidated Results
For the three and nine months ended September 30, 2020, earnings per share were $1.46 and $3.11, respectively, which reflect increases of 9.8% and 7.6%, respectively, compared to the same periods in 2019. Results reflect an estimated $0.06 per share and $0.10 per share favorable impact for the quarter and year-to-date periods, respectively, from warmer and drier than normal weather across several of the Company’s subsidiaries in the third quarter 2020 and unusually wet weather conditions during the second quarter of 2019. Additionally, there was an estimated $0.03 per share favorable impact for the third quarter of 2020 and an estimated $0.02 per share unfavorable impact for the nine months ended September 30, 2020 from the COVID-19 pandemic as demand revenues improved, primarily in the residential customer class. Finally, results were favorably impacted $0.01 per share and $0.04 per share for the three and nine months ended September 30, 2020, respectively, related to depreciation not recorded as required by assets held for sale accounting.
For the first nine months of 2020, the Company made capital investments of approximately $1.38 billion, including $1.31 billion primarily for infrastructure improvements in the Regulated Businesses and $59 million for regulated acquisitions.
The Company plans to invest approximately $1.9 billion as planned across its footprint in 2020.
Regulated Businesses
In the third quarter of 2020, the Regulated Businesses’ net income was $261 million, compared to $236 million for the same period in 2019. Included in the results is an estimated $10 million favorable impact from weather, and an estimated $6 million favorable impact from improved customer demand revenue, primarily residential, attributable to more stay at home activities related to the COVID-19 pandemic. Finally, results reflect the $2 million benefit related to depreciation not recorded as required by assets held for sale accounting.
Regulated revenue increased approximately $62 million from additional authorized revenues from infrastructure investments, acquisitions and organic growth, the $14 million in estimated higher revenue from warmer than normal weather in the third quarter of 2020, and the $10 million in estimated higher net revenues from the impact of COVID-19, partially offset by higher O&M expenses of $25 million to support growth in the Regulated Businesses. Depreciation increased by $6 million, mainly related to infrastructure investment growth.
For the first nine months of 2020, the Regulated Businesses’ net income was $561 million, compared to $502 million for the same period in 2019. Included in the net income results was an estimated $18 million favorable impact from weather year-over-year due to hotter and drier weather in 2020 as compared to wetter weather in 2019, and an estimated $1 million unfavorable impact from the COVID-19 pandemic, reflective of lower demand revenue in the second quarter with some recovery in the third quarter. Results also reflect the $7 million benefit related to depreciation not recorded as required by assets held for sale accounting.
Regulated revenue increased approximately $145 million from additional authorized revenues from infrastructure investments, acquisitions and organic growth and $25 million in estimated higher revenue from warmer than normal weather in the third quarter of 2020 and unusually wet weather conditions during the second quarter of 2019, partially offset by higher O&M expenses of $57 million to support growth in the Regulated Businesses and a decrease in other operating revenues due to the impacts of the Tax Cuts and Jobs Act. Depreciation increased by $23 million, mainly related to infrastructure investment growth.
The Company expects additional annualized revenues of approximately $57 million from general rate cases, including step increases, and approximately $70 million from infrastructure surcharges. The Company is in various stages of general rate cases in five jurisdictions and filed for infrastructure surcharges in three jurisdictions, for a total annualized revenue request of approximately $212 million.
For the 12-month period ended September 30, 2020, the Company’s adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) improved to 34.2 percent, compared to 34.8 percent for the 12-month period ended September 30, 2019. The improvement in this ratio reflects the Company’s continued focus on managing operating costs, as well as an increase in operating revenues for the Regulated Businesses.
Market-Based Businesses
In the third quarter of 2020, net income in the Market-Based Businesses was $23 million, compared to $23 million for the same period in 2019. For the first nine months of 2020, net income in the Market-Based Businesses was $68 million, compared to $64 million for the same period in 2019.

PRESS RELEASE	2	www.amwater.com

Military Services Group was awarded contracts for two military bases (Joint Base San Antonio and U.S. Military Academy at West Point, New York) in the third quarter of 2019 and, as of June 1, 2020, the Company became fully operational on these bases. Additionally, Military Services Group was awarded a contract for Joint-Base Lewis-McChord in September 2020. The total contract award includes estimated revenues of approximately $771 million over a 50-year period, subject to an annual economic price adjustment. Partially offsetting these increases were estimated impacts from the COVID-19 pandemic on the Homeowner Services Group from some delay in new partner relationships and the launch of new products.
Dividends
On October 26, 2020, the Company’s board of directors declared a quarterly cash dividend payment of $0.55 per share of common stock, payable on December 2, 2020, to all shareholders of record as of November 10, 2020.
2020 Earnings Guidance Increased
The Company now expects its 2020 earnings to be in the range of $3.87 per share to $3.93 per share, up from the previous guidance range of $3.79 per share to $3.89 per share. This guidance range reflects: the favorable benefit of weather year-to-date and assumes normal weather for the remainder of the year; an estimated $0.06 per share for depreciation not recorded as required by assets held for sale accounting; and an estimated $0.03 per share to $0.06 per share unfavorable impact from the COVID-19 pandemic. The full year estimated impact of COVID-19 is highly dependent on the projected impact of a number of unknown factors, which could include the length and severity of any impact on the demand for services and the nature and scope of regulatory solutions. The Company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly and current reports filed with the Securities and Exchange Commission (“SEC”).
Non-GAAP Financial Measures
This press release also includes a presentation of adjusted Regulated O&M efficiency ratio, which, excludes from its calculation estimated purchased water revenues and purchased water expenses, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the Company’s GAAP disclosures and should be considered as an addition to, and not a substitute for, any GAAP measure.
Management believes that this non-GAAP financial measure is useful to the Company’s investors because it provides an indication of the Company’s baseline performance excluding items that are not considered by management to be reflective of its ongoing operating results. Management believes that this non-GAAP financial measure will allow investors to better understand the operating performance of the Company’s businesses and will facilitate a meaningful year-to-year comparison of the Company’s results of operations. Although management uses this non-GAAP financial measure internally to evaluate the Company’s results of operations, management does not intend results excluding the adjustments to represent results as defined by GAAP, and investors should not consider it as an indicator of performance. In addition, the Company’s definition of O&M efficiency ratio may not be comparable to the same or similar measure used by other companies, and, accordingly, it may have significant limitations on its use.
Set forth in this release is a table that reconciles each of the components used to calculate adjusted Regulated O&M efficiency ratio to the most directly comparable GAAP financial measure.
Third Quarter 2020 Earnings Conference Call
The third quarter 2020 earnings conference call will take place on Thursday, November 5, 2020, at 9 a.m. Eastern Standard Time. Interested parties may listen to an audio webcast through a link on the Company’s Investor Relations website at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The Company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, an audio archive of the call will be available through November 12, 2020. U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529. International callers may listen by dialing 1-412-317-0088. The access code for replay is 10149253. The audio webcast archive will be available for one year on American Water’s investor relations website at ir.amwater.com/events.

PRESS RELEASE	3	www.amwater.com

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The Company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to over 15 million people in 46 states. More information can be found by visiting amwater.com and follow American Water on Twitter, Facebook and LinkedIn.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2020 earnings guidance, the outcome of pending acquisition activity, the impacts to the Company of the current novel coronavirus (COVID-19) pandemic health event, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates and regulatory responses to COVID-19; the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, and other decisions; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, impact of the COVID-19 pandemic, or otherwise; a loss of one or more large industrial or commercial customers due to adverse economic conditions, the COVID-19 pandemic, or other factors; limitations on the availability of the Company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, consumer privacy, water quality and water quality accountability, emerging contaminants, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics (including COVID-19) and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the Company’s aging infrastructure, and its ability to appropriately maintain and replace current infrastructure, including its operational and technology systems, and manage the expansion of its businesses; exposure or infiltration of the Company’s critical technology and infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means; the Company’s ability to obtain permits and other approvals for projects; changes in the Company’s capital requirements; the Company’s ability to control operating expenses and to achieve operating efficiencies; the intentional or unintentional acts of a third party, including contamination of the Company’s water supplies or water provided to its customers; the Company’s ability to obtain adequate and cost-effective supplies of equipment, chemicals, electricity, fuel, water and other raw materials; the Company’s ability to successfully meet growth projections for the Regulated Businesses and the Market-Based Businesses, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to acquiring, closing and successfully integrating regulated operations and market-based businesses, entering into contracts and other agreements with, or otherwise obtaining, new customers or partnerships in the Market-Based Businesses, and realizing anticipated benefits and synergies from new acquisitions; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of the Company’s operations; the Company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the Company’s ability to maintain safe work sites; the Company’s exposure to liabilities related to environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers; changes in general economic, political, business and financial market conditions, including without limitation conditions and collateral consequences associated with the current pandemic health event resulting from COVID-19; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on the Company or any of its subsidiaries, or on any of their current or future indebtedness, that could increase the Company’s financing costs or funding requirements or affect the ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase the Company’s cost and

PRESS RELEASE	4	www.amwater.com

funding requirements; changes in federal or state general, income and other tax laws, including any further rules, regulations, interpretations and guidance by the U.S. Department of the Treasury and state or local taxing authorities related to the enactment of the Tax Cuts and Jobs Act, the availability of tax credits and tax abatement programs, and the Company’s ability to utilize its U.S. federal and state income tax net operating loss carryforwards; migration of customers into or out of the Company’s service territories; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the Company’s utility subsidiaries, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the Company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing insurance programs and coverages for any losses sustained; the incurrence of impairment charges related to the Company’s goodwill or other assets; labor actions, including work stoppages and strikes; the Company’s ability to retain and attract qualified employees; civil disturbances or terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. American Water does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.
AWK IR

PRESS RELEASE	5	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues	$1,079	$1,013	$2,854	$2,708
Operating expenses:
Operation and maintenance	419	395	1,193	1,132
Depreciation and amortization	154	144	451	430
General taxes	73	68	225	209
(Gain) on asset dispositions and purchases	—	—	—	(9)
Total operating expenses, net	646	607	1,869	1,762
Operating income	433	406	985	946
Other income (expense):
Interest, net	(99)	(97)	(296)	(284)
Non-operating benefit costs, net	12	4	37	12
Other, net	6	5	17	23
Total other income (expense)	(81)	(88)	(242)	(249)
Income before income taxes	352	318	743	697
Provision for income taxes	88	78	179	174
Net income attributable to common shareholders	$264	$240	$564	$523

Basic earnings per share: (a)
Net income attributable to common shareholders	$1.46	$1.33	$3.11	$2.90
Diluted earnings per share: (a)
Net income attributable to common shareholders	$1.46	$1.33	$3.11	$2.89
Weighted-average common shares outstanding:
Basic	181	181	181	181
Diluted	182	181	181	181
(a)Amounts may not calculate due to rounding.

PRESS RELEASE	6	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Property, plant and equipment	$25,133	$23,941
Accumulated depreciation	(5,866)	(5,709)
Property, plant and equipment, net	19,267	18,232
Current assets:
Cash and cash equivalents	560	60
Restricted funds	39	31
Accounts receivable, net of allowance for uncollectible accounts of $52 and $41, respectively	358	294
Unbilled revenues	201	172
Materials and supplies	49	44
Assets held for sale	618	566
Other	142	118
Total current assets	1,967	1,285
Regulatory and other long-term assets:
Regulatory assets	1,144	1,128
Operating lease right-of-use assets	97	103
Goodwill	1,504	1,501
Postretirement benefit assets	155	159
Intangible assets	58	67
Other	202	207
Total regulatory and other long-term assets	3,160	3,165
Total assets	$24,394	$22,682

PRESS RELEASE	7	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	September 30, 2020	December 31, 2019
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 186,437,589 and 185,903,727 shares issued, respectively)	$2	$2
Paid-in-capital	6,739	6,700
Retained earnings (accumulated deficit)	157	(207)
Accumulated other comprehensive loss	(38)	(36)
Treasury stock, at cost (5,168,086 and 5,090,855 shares, respectively)	(348)	(338)
Total common shareholders' equity	6,512	6,121
Long-term debt	9,580	8,639
Redeemable preferred stock at redemption value	4	5
Total long-term debt	9,584	8,644
Total capitalization	16,096	14,765
Current liabilities:
Short-term debt	1,044	786
Current portion of long-term debt	67	28
Accounts payable	162	203
Accrued liabilities	505	596
Accrued taxes	64	46
Accrued interest	101	84
Liabilities related to assets held for sale	138	128
Other	179	174
Total current liabilities	2,260	2,045
Regulatory and other long-term liabilities:
Advances for construction	262	240
Deferred income taxes and investment tax credits	2,060	1,893
Regulatory liabilities	1,777	1,806
Operating lease liabilities	83	89
Accrued pension expense	386	411
Other	79	78
Total regulatory and other long-term liabilities	4,647	4,517
Contributions in aid of construction	1,391	1,355
Commitments and contingencies
Total capitalization and liabilities	$24,394	$22,682

PRESS RELEASE	8	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)
In millions

	For the Twelve Months Ended September 30,
(Dollars in millions)	2020	2019
Total operation and maintenance expenses	$1,605	$1,526
Less:
Operation and maintenance expenses—Market-Based Businesses	386	398
Operation and maintenance expenses—Other	(20)	(49)
Total operation and maintenance expenses—Regulated Businesses	1,239	1,177
Less:
Regulated purchased water expenses	146	133
Allocation of non-operation and maintenance expenses	34	32
Adjusted operation and maintenance expenses—Regulated Businesses (i)	$1,059	$1,012

Total operating revenues	$3,756	$3,558
Less:
Operating revenues—Market-Based Businesses	536	540
Operating revenues—Other	(18)	(22)
Total operating revenues—Regulated Businesses	3,238	3,040
Less:
Regulated purchased water revenues (a)	146	133
Adjusted operating revenues—Regulated Businesses (ii)	$3,092	$2,907

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	34.2%	34.8%
(a)The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

PRESS RELEASE	9	www.amwater.com